Exhibit 99.1

For immediate release	August 13, 2014

Crown Crafts Reports Fiscal 2015 First Quarter Results

●	Company maintains strong gross profit as a percentage of sales
●	Company remains debt-free with $6.2 million cash balance
●	Board declares 19th consecutive quarterly dividend

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) today reported results for the fiscal 2015 first quarter, which ended June 29, 2014.

“Although the first quarter historically is the slowest quarter of our fiscal year, we are excited about our momentum leading into the remainder of the fiscal 2015,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “We are working aggressively to take advantage of opportunities to gain market share. Our strong and differentiated position is reflected by the continued expansion of our product offerings, an example of which is our recently announced licensing agreement with Carter’s, Inc. for infant bedding products. In addition, we continue to maintain tight control on costs, and we remain debt-free with a $6.2 million cash balance as of June 29, 2014.”

Financial Results

Net income for the first quarter of fiscal 2015 was $703,000, or $0.07 per diluted share, on net sales of $15.7 million, compared with net income of $822,000, or $0.08 per diluted share, on net sales of $16.6 million for the first quarter of fiscal 2014. Gross profit improved to 27.3% of sales for the current year quarter, compared with 27.1% of sales for the prior year period.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on October 3, 2014 to shareholders of record at the close of business on September 12, 2014. “We are proud that this marks our 19th consecutive quarterly dividend, which signifies our Board’s confidence in our ongoing financial strength and our prospects for profitable growth,” Chestnut said.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (877) 317-6789 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website.

A telephone replay of the teleconference will be available one hour after the end of the call through 8:00 a.m. Central Daylight Time on August 20, 2014. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10049550.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats. The Company’s operating subsidiaries consist of Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana. Crown Crafts is among America’s largest producers of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections, as well as exclusive private label programs for certain of its customers. The Company’s website is www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott

Vice President and Chief Financial Officer

(225) 647-9124

oelliott@crowncrafts.com

or

Halliburton Investor Relations

(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-Month Period Ended
	June 29, 2014	June 30, 2013
Net sales	$15,704	$16,613
Gross profit	4,282	4,494
Gross profit percentage	27.3%	27.1%
Income from operations	1,120	1,324
Income before income tax expense	1,127	1,309
Income tax expense	424	487
Net income	703	822
Basic earnings per share	$0.07	$0.08
Diluted earnings per share	$0.07	$0.08

Weighted Average Shares Outstanding:
Basic	9,985	9,828
Diluted	10,029	9,840

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	June 29, 2014
	(Unaudited)	March 30, 2014
Cash and cash equivalents	$6,219	$560
Accounts receivable, net of allowances	14,799	21,712
Inventories	18,042	13,607
Total current assets	40,879	38,069
Finite-lived intangible assets - net	5,054	5,248
Goodwill	1,126	1,126
Total assets	$49,055	$46,215

Total current liabilities	12,660	10,298

Shareholders’ equity	36,395	35,917
Total liabilities and shareholders’ equity	$49,055	$46,215